Exhibit 99.1

Cellectar Biosciences Adds Industry Veterans, Douglas Swirsky and
Frederick Driscoll, to Its Board of Directors

Madison, Wis. (April 10, 2017) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB), an oncology-focused clinical stage biotechnology company, today announces it has appointed Douglas J. Swirsky and Frederick W. Driscoll to its board of directors.

“Both Fred and Doug bring extensive operational and industry experience that should prove invaluable to Cellectar as we enter this next phase of the company’s development,” said Jim Caruso, president and CEO of Cellectar Biosciences. “We look forward to working with both and benefitting from their contributions.”

Douglas J. Swirsky has served as president and chief executive officer of GenVec, Inc. since 2013, and also serves as a member of GenVec's board of directors. Mr. Swirsky also currently serves as chairman of the board of Fibrocell Science, Inc. From 2006 through 2014, he served as senior vice president, chief financial officer, treasurer and corporate secretary of GenVec. Prior to joining GenVec in September 2006, Mr. Swirsky worked at Stifel Nicolaus where he served as a managing director and the head of Life Sciences Investment Banking. Previously, Mr. Swirsky held investment banking positions at UBS, PaineWebber, Morgan Stanley, and Legg Mason. His experience also includes positions in public accounting and consulting. He received his undergraduate degree in business administration from Boston University and his M.B.A. from the Kellogg School of Management at Northwestern University. Mr. Swirsky is a certified public accountant and a CFA® charterholder.

Frederick W. Driscoll served as chief financial officer at Flexion Therapeutics (Flexion) from 2013 to 2017, spearheading a successful IPO in 2014.  Prior to joining Flexion, he was chief financial officer at Novavax, Inc., a publicly traded biopharmaceutical company, from2009 - 2013. Previously, Mr. Driscoll also served as chief financial officer from 2007 to 2008, and subsequently chief executive officer from 2008 to 2009, at Genelabs Technologies, Inc., a publicly traded biopharmaceutical and diagnostics company that was acquired by GlaxoSmithKline; and chief executive officer at OXiGENE, Inc., a biopharmaceutical company, from 2000 to 2006.  He has also served as chairman of the board and audit committee chair at OXiGENE and as a member of the audit committee for Cynapsus, which was sold to Sunovion Pharmaceuticals in 2016. Mr. Driscoll earned a bachelor’s degree in accounting and finance from Bentley University.

About Cellectar Biosciences, Inc.
Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer-targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase I clinical study in patients with relapsed or refractory multiple myeloma, as well as a Phase II clinical study to assess efficacy in a range of B-cell malignancies. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1603-PTX), a preclinical-stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2016. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
Jules Abraham
JQA Partners, Inc.
917-885-7378
jabraham@jqapartners.com